EXHIBIT 23.6

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 dated December 31, 1996, and related Prospectus of Cali Realty Corporation for the registration of $1,000,000,000 of its preferred stock, common stock and warrants and to the incorporation by reference therein of our report dated October 16, 1996, with respect to the combined statement of revenue and certain expenses of the International Court at Airport Business Center included in the Current Report in Form 8-K of Cali Realty Corporation dated October 29, 1996, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP
                                                 -------------------------------
                                                     Ernst & Young LLP

Philadelphia, Pennsylvania
December 30, 1996